Exhibit 99.1

BioTime Announces Fourth Quarter and Fiscal Year End 2012 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--March 18, 2013--BioTime, Inc. (NYSE MKT: BTX), today reported financial results for the fourth quarter and year ended December 31, 2012 and highlighted its fourth quarter and recent corporate accomplishments.

Fourth Quarter and Recent Highlighted Corporate Accomplishments

  Entered into a definitive agreement with Geron Corporation in which BioTime’s subsidiary BioTime Acquisition Corporation (BAC) will acquire the patents and patent applications, biological materials, and other assets related to Geron’s human embryonic stem (hES) cell programs, including Geron’s Phase I clinical trial of oligodendrocyte progenitor cells in patients with acute spinal cord injury, as well as its Phase I/II clinical trial of its autologous cellular immunotherapy program in patients with acute myelogenous leukemia.
  Expanded the HyStem® field-of-use license from the University of Utah to an exclusive worldwide license for all human medical applications.
  Submitted protocol to European regulatory authorities for initiation of human clinical trials of Renevia™ as a medical device for the delivery of adipose stem cells for reconstructive surgery.
  Updated plans for OncoCyte’s initiation of a clinical study using PanC-Dx™ for breast cancer screening in 2013.
  Launched LifeMap BioReagents™ portal, Malacards database, and LifeMap Discovery™ database though LifeMap Sciences.
  Raised cash proceeds of $14.7 million over the past five months through the sale of BioTime common shares, including $1.4 million in the fourth quarter of 2012, $13.3 million in the first quarter of 2013 to date, and will raise an additional $3 million through an amended agreement with an investor which is expected to close on April 10, 2013.

“We have positioned 2013 to be a very pivotal year in the development of our product opportunities as BioTime begins human clinical trials for Renevia™, OncoCyte initiates its PanC-Dx™ clinical study, LifeMap Sciences expands its revenue generating product offerings, and we move to close our transaction with BAC and Geron,” said Michael D. West, Ph.D., BioTime's President and Chief Executive Officer. “The proceeds from our recent equity financings will support the funding of our operations and cash commitment to BAC through this year.”

Financial Results

Revenue

For the quarter ended December 31, 2012, on a consolidated basis, total revenue was $1.2 million, down $0.5 million from $1.7 million for the same period one year ago. The decrease in fourth quarter revenue is primarily attributable to lower grant revenue related to the completion of BioTime’s research grant from the California Institute for Regenerative Medicine (CIRM), and a decrease in the sale of research products, partially offset by subscription and advertising revenues from LifeMap Sciences’ online database GeneCards®, which LifeMap Sciences began marketing in May of 2012.

For the full year 2012, total revenue, on a consolidated basis, was $3.9 million, down $0.5 million from $4.4 million in 2011. The decrease in annual revenue is primarily due to the same factors that contributed to the decline in fourth quarter revenues. License revenue included subscription and advertising revenues from LifeMap Sciences’ online database GeneCards®, and accounted for approximately $0.8 million in new revenue beginning at the end of the second quarter of 2012.

Expenses

Total expenses for the three months ended December 31, 2012 were $8.1 million, compared to expenses of $7.1 million for the same period of 2011. Fourth quarter operating expenses increased 14% from 2011 due to an increase in staffing, and the expansion of research and development efforts, including additional expenses in the Renevia™ clinical development program and PanC-Dx™ cancer diagnostic development program, and one-time transaction legal expenses related to Geron’s stem cell assets contribution agreement.

Total expenses for the full year ended December 31, 2012 were $28.5 million, compared to $23.0 million for the full year ended December 31, 2011. The increase in expenses is primarily related to an increase in staffing, the expansion of research and development efforts, and transaction legal expenses.

Net Loss

Net loss attributable to BioTime for the three months ended December 31, 2012 was $6.0 million or $0.12 per share, compared to a net loss of $5.4 million or $0.11 per share for the same period in 2011. Net loss attributable to BioTime for the full year ended December 31, 2012 was $21.4 million or $0.44 per share, compared to a net loss of $16.5 million or $0.35 per share for the full year ended December 31, 2011. Net losses attributable to BioTime include losses from BioTime majority owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Cash Flow

Net cash used in operating activities in the fourth quarter of 2012 was $5.0 million compared to $3.8 million in the fourth quarter of 2011. For the full year ended December 31, 2012, net cash used in operating activities was $19.7 million, compared to $13.6 million for the same period in 2011. The increased use of cash in 2012 reflects the hiring of additional staff and the increased cost of research and development programs in BioTime subsidiaries, including programs expanded through business acquisitions, and specific transaction related legal and administrative expenses..

Balance Sheet and Subsequent Financing Events

Cash and cash equivalents, on a consolidated basis, totaled $4.3 million as of December 31, 2012, compared with $22.2 million as of December 31, 2011.

During the fourth quarter of 2012, BioTime raised gross proceeds of $1.1 million from the sale of 314,386 BioTime common shares at an average price of $3.60 per share, and thus far during 2013, BioTime has raised gross proceeds of $9.7 million from the sale of 2,191,175 BioTime common shares at a weighted average price of $4.43 per share, in at-the-market transactions. Additionally, certain BioTime majority-owned subsidiaries hold BioTime common shares which may be sold in at-the-market or similar transactions. During the fourth quarter of 2012, BioTime subsidiaries raised gross proceeds of $0.3 million, and since January 1, 2013, subsidiaries of BioTime have raised gross proceeds of $1.6 million from the sale of BioTime common shares in at-the-market transactions. Cantor Fitzgerald & Co. acted as sales agent for BioTime and BioTime’s subsidiaries in these transactions.

In January 2013, we entered into a stock and warrant purchase agreement with Romulus Films Ltd. to provide BioTime with $5 million in equity financing. Under the terms of the agreement, Romulus committed to invest $5 million in BioTime by purchasing an aggregate of 1,350,000 BioTime common shares at a purchase price of approximately $3.70 per share and warrants to purchase 650,000 additional BioTime common shares with an exercise price of $5.00 per share and a term expiring in January 2016. The first tranche of $2 million was funded in January 2013 and the second investment tranche of $3 million will be funded on April 10, 2013. This $5 million investment will be used to fund BioTime’s $5 million cash contribution to BAC.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. BioTime Acquisition Corporation is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents, and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be obtained at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “may” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,349,967	$22,211,897
Inventory	55,316	51,174
Prepaid expenses and other current assets	2,774,196	2,692,303
Total current assets	7,179,479	24,955,374

Equipment, net	1,348,554	1,347,779
Deferred license and consulting fees	669,326	843,944
Deposits	64,442	63,082
Intangible assets, net	20,486,792	18,619,516
TOTAL ASSETS	$29,748,593	$45,829,695

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,989,962	$2,681,111
Deferred grant income	-	261,777
Deferred license revenue, current portion	400,870	203,767
Total current liabilities	4,390,832	3,146,655
LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	768,678	899,551
Deferred rent, net of current portion	57,214	66,688
Other long term liabilities	237,496	258,620
Total long-term liabilities	1,063,388	1,224,859

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 51,183,318 issued, and 49,383,209 outstanding as of December 31, 2012 and 50,321,962 issued, and 49,035,788 outstanding at December 31, 2011, respectively	119,821,243	115,144,787
Contributed capital	93,972	93,972
Accumulated other comprehensive income	(59,570)	(122,749)
Accumulated deficit	(101,895,712)	(80,470,009)
Treasury Stock: 1,800,109 and 1,286,174 outstanding at December 31, 2012 and at December 31, 2011, respectively	(8,375,397)	(6,000,000)
Total shareholders' equity	9,584,536	28,646,001
Noncontrolling interest	14,709,837	12,812,180
Total equity	24,294,373	41,458,181
TOTAL LIABILITIES AND EQUITY	$29,748,593	$45,829,695

BIOTIME INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Unaudited
	Three Months Ended December 31,		Full Year Ended December 31,
	2012	2011	2012	2011

REVENUES:
License fees	$350,477	$62,168	$899,998	$263,757
Royalties from product sales	133,878	187,693	541,681	756,950
Grant income	704,372	1,161,569	2,222,458	2,767,181
Sale of research products	33,810	240,290	251,190	646,271
Total revenues	1,222,537	1,651,720	3,915,327	4,434,159

Cost of Sales	(160,355)	(20,589)	(434,271)	(79,397)

Total net revenues	1,062,182	1,631,131	3,481,056	4,354,762

EXPENSES:
Research and development	(4,793,278)	(3,943,248)	(18,116,688)	(13,699,691)
General and administrative	(3,327,238)	(3,148,119)	(10,365,045)	(9,341,502)
Total expenses	(8,120,516)	(7,091,367)	(28,481,733)	(23,041,193)
Loss from operations	(7,058,334)	(5,460,236)	(25,000,677)	(18,686,431)
OTHER INCOME/(EXPENSES):
Interest income, net	2,062	10,022	19,383	29,727
Other income/(expense), net	(93,811)	(4,877)	(317,710)	219,067
Loss on sale of fixed assets	(1,859)	-	(6,856)	(6,246)
Total other income/(expenses), net	(93,608)	5,145	(305,183)	242,548
NET LOSS	(7,151,942)	(5,455,091)	(25,305,860)	(18,443,883)
Less: Net loss attributable to the noncontrolling interest	1,116,988	94,440	3,880,157	1,928,383

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(6,034,954)	$(5,360,651)	$(21,425,703)	$(16,515,500)

Foreign currency translation gain/(loss)	137,814	(118,206)	63,179	(1,020,087)

TOTAL COMPREHENSIVE LOSS (2)	$(5,897,140)	$(5,478,857)	$(21,362,524)	$(17,535,587)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.12)	$(0.11)	$(0.44)	$(0.35)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	49,263,968	48,990,590	49,213,687	47,053,518

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation gain of $137,814 and $63,179 for the three months and year ended December 31, 2012, respectively and translation loss of $118,206 and loss of $1,020,087 for the same periods in the prior year, respectively arise entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com